FOR IMMEDIATE RELEASE
September 21, 2010

Cintas Corporation Announces Fiscal 2011 First Quarter Results

CINCINNATI, September 21, 2010 -- Cintas Corporation (Nasdaq:CTAS) today reported its results for the first quarter of its fiscal year 2011.  Revenue for the quarter, which ended August 31, 2010, was $924 million, representing a 3.6% increase compared to last year’s first quarter.  When adjusting for the impact of acquisitions, the organic revenue growth was 2.8%.

Net income and earnings per diluted share for the quarter were $61 million and $0.40, respectively.  Last year’s net income and earnings per diluted share were $54 million and $0.35, respectively.  Last year’s first quarter results included a legal settlement, net of insurance proceeds, which reduced net income and earnings per diluted share by $12 million and $0.08, respectively.

First quarter earnings per diluted share were positively impacted by $0.03 due to the resolution of several tax audits which we anticipated would be resolved later in the fiscal year.  The resolution of these tax audits during the first quarter resulted in an effective tax rate of 30.8%.  We expect tax rates to be higher in subsequent quarters resulting in an annual rate of approximately 37.3%.

Scott D. Farmer, Chief Executive Officer, stated, “We continue to be encouraged by our performance in this period of economic uncertainty and sluggish private sector job growth.  We have been able to generate revenue growth by focusing our sales force on both adding new customers and penetrating existing customer accounts with additional products and services.”

Mr. Farmer also announced, “During our first quarter and into September, we purchased 7.6 million shares of our common stock at a cost of approximately $202 million, completing our authorized share buyback program.  The total purchases included acquiring 4.9 million shares at a cost of approximately $130 million during the latter part of the first quarter, and the remaining 2.7 million shares were purchased during September at a cost of approximately $72 million.  Our strong cash position enabled us to take advantage of the opportunity to complete our program without incurring any additional debt.  Going forward, we will continue to use our strong cash generation to take advantage of opportunities that maximize the long-term value of Cintas for our shareholders and working partners.”

The Company’s balance sheet remains very strong.  Cash and marketable securities were $369 million at August 31, 2010.  The current ratio was 3.8 to one and total debt to total capitalization was 24%.

Mr. Farmer concluded, “Based on our first quarter results, we reiterate our fiscal 2011 revenue expectations to be in the range of $3.55 billion to $3.75 billion.  Although the purchases under our share buyback program had no impact on the first quarter results, they will impact our earnings per diluted share for the remainder of the fiscal year.  As a result, we now expect fiscal 2011 earnings per diluted share to be in the range of $1.55 to $1.63.”

About Cintas
Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types primarily throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, disruptions caused by the unavailability of computer systems, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2010 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Sr. Vice President-Finance and Chief Financial Officer – 513-573-4211

J. Michael Hansen, Vice President and Treasurer – 513-701-2079

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2010	August 31, 2009	% Chng.

Revenue:
Rental uniforms and ancillary products	$657,564	$655,638	0.3
Other services	266,340	235,931	12.9
Total revenue	$923,904	$891,569	3.6

Costs and expenses:
Cost of rental uniforms and ancillary products	$371,515	$362,929	2.4
Cost of other services	158,718	145,845	8.8
Selling and administrative expenses	293,425	264,427	11.0
Legal settlement, net of insurance proceeds	-	19,477	N/A

Operating income	$100,246	$98,891	1.4

Interest income	$(578)	$(359)	61.0
Interest expense	12,274	12,038	2.0

Income before income taxes	$88,550	$87,212	1.5
Income taxes	27,273	33,228	-17.9
Net income	$61,277	$53,984	13.5

Per share data:
Basic earnings per share	$0.40	$0.35	14.3
Diluted earnings per share	$0.40	$0.35	14.3

Weighted average number of shares outstanding	152,164	152,828
Diluted average number of shares outstanding	152,164	152,828

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To supplement its consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses and gains and losses.  The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance.  A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is shown below.

Management believes earnings per diluted share excluding the legal settlement charge, net of insurance proceeds, provides investors pertinent information given the one-time nature of this charge.

	Three Months Ended
	August 31, 2010	August 31, 2009	% Chng.

Income before income taxes	$88,550	$87,212	1.5

Excluding:
Legal settlement, net of insurance proceeds	$-	$19,477

Income before income taxes, excluding charge	$88,550	$106,689	-17.0
Income taxes, excluding charge	27,273	40,649
Net income, excluding charge	$61,277	$66,040	-7.2

Per share data:
Earnings per diluted share, excluding charge	$0.40	$0.43	-7.0

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended
	August 31, 2010	August 31, 2009
Rental uniforms and ancillary products gross margin	43.5%	44.6%
Other services gross margin	40.4%	38.2%
Total gross margin	42.6%	42.9%
Net margin	6.6%	6.1%
Net margin, excluding charge	6.6%	7.4%

Depreciation and amortization	$47,791	$48,905
Capital expenditures	$48,200	$24,819

Debt to total capitalization	24.2%	24.5%

Computation of Free Cash Flow

	Three Months Ended
	August 31, 2010	August 31, 2009

Net cash provided by operations	$35,298	$144,894

Capital expenditures	(48,200)	(24,819)

Free cash flow	$(12,902)	$(120,075)

Note:  Management uses free cash flow to assess the financial performance of the Company.  Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue to improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA
	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended August 31, 2010
Revenue	$657,564	$98,780	$93,534	$74,026	$-	$923,904
Gross margin	$286,049	$29,960	$38,253	$39,409	$-	$393,671
Selling and administrative expenses	$207,831	$20,113	$34,475	$31,006	$-	$293,425
Interest income	$-	$-	$-	$-	$(578)	$(578)
Interest expense	$-	$-	$-	$-	$12,274	$12,274
Income (loss) before income taxes	$78,218	$9,847	$3,778	$8,403	$(11,696)	$88,550
Assets	$2,407,268	$221,053	$347,281	$545,853	$369,449	$3,890,904

For the three months ended August 31, 2009
Revenue	$655,638	$89,301	$90,001	$56,629	$-	$891,569
Gross margin	$292,709	$27,245	$35,262	$27,579	$-	$382,795
Selling and administrative expenses	$190,256	$19,156	$29,475	$25,540	$-	$264,427
Legal settlement, net of insurance proceeds	$-	$-	$-	$-	$19,477	$19,477
Interest income	$-	$-	$-	$-	$(359)	$(359)
Interest expense	$-	$-	$-	$-	$12,038	$12,038
Income (loss) before income taxes	$102,453	$8,089	$5,787	$2,039	$(31,156)	$87,212
Assets	$2,497,775	$130,721	$320,226	$472,469	$357,879	$3,779,070

Cintas Corporation
Consolidated Balance Sheets
(In thousands except share data)

ASSETS	Aug 31, 2010	May 31, 2010

Current assets:
Cash & cash equivalents	$290,646	$411,281
Marketable securities	78,803	154,806
Accounts receivable, net	383,943	366,301
Inventories, net	184,363	169,484
Uniforms and other rental items in service	347,588	332,106
Income taxes, current	-	15,691
Deferred tax asset	52,907	52,415
Prepaid expenses and other	33,903	22,860
Total current assets	1,372,153	1,524,944

Property and equipment, at cost, net	915,358	894,522

Goodwill	1,400,797	1,356,925
Service contracts, net	102,661	103,445
Other assets, net	99,935	89,900

	$3,890,904	$3,969,736

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$81,307	$71,747
Accrued compensation and related liabilities	45,585	66,924
Accrued liabilities	219,994	244,402
Income taxes, current	10,828	-
Long-term debt due within one year	1,765	609
Total current liabilities	359,479	383,682

Long-term liabilities:
Long-term debt due after one year	785,682	785,444
Deferred income taxes	148,180	150,560
Accrued liabilities	127,585	116,021
Total long-term liabilities	1,061,447	1,052,025

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized FY11: 173,338,299 issued and 148,009,335 outstanding FY10: 173,207,493 issued and 152,869,848 outstanding	135,170	132,058
Paid-in capital	84,550	84,616
Retained earnings	3,141,356	3,080,079
Treasury stock: FY11: 25,328,964 shares FY10: 20,337,645 shares	(930,193)	(798,857)
Other accumulated comprehensive income (loss):
Foreign currency translation	46,219	42,870
Unrealized loss on derivatives	(7,411)	(6,997)
Other	287	287
Unrealized loss on available-for-sale securities	-	(27)
Total shareholders' equity	2,469,978	2,534,029

	$3,890,904	$3,969,736

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Three Months Ended
Cash flows from operating activities:	Aug 31, 2010	Aug 31, 2009

Net income	$61,277	$53,984

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,362	38,549
Amortization of deferred charges	10,429	10,356
Stock-based compensation	3,046	3,630
Deferred income taxes	(2,538)	(412)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(13,747)	(1,425)
Inventories, net	(14,799)	16,976
Uniforms and other rental items in service	(15,483)	5,986
Prepaid expenses and other	(10,921)	(4,890)
Accounts payable	8,420	3,481
Accrued compensation and related liabilities	(21,350)	(7,118)
Accrued liabilities	(32,926)	(6,433)
Income taxes payable	26,528	32,210

Net cash provided by operating activities	35,298	144,894

Cash flows from investing activities:

Capital expenditures	(48,200)	(24,819)
Proceeds from redemption of marketable securities	77,653	-
Purchase of marketable securities and investments	(6,416)	(19,259)
Acquisitions of businesses, net of cash acquired	(47,824)	(2,633)
Other	(2,762)	(25)

Net cash used in investing activities	(27,549)	(46,736)

Cash flows from financing activities:

Proceeds from issuance of debt	1,542	-
Repayment of debt	(148)	(179)
Repurchase of common stock	(131,336)	(959)
Other	2,181	516

Net cash used in financing activities	(127,761)	(622)

Effect of exchange rate changes on cash and cash equivalents	(623)	30

Net (decrease) increase in cash and cash equivalents	(120,635)	97,566

Cash and cash equivalents at beginning of period	411,281	129,745

Cash and cash equivalents at end of period	$290,646	$227,311